Exhibit 2.3

SERVICING AGREEMENT

between

MCRAE’S, INC.

and

HOUSEHOLD CORPORATION

Dated as of April 15, 2003

i

TABLE OF CONTENTS

(continued)

ii

EXHIBITS

Exhibit 1.05	Bank Secrecy Act Compliance

Exhibit 2.02(a)-1	Services

Exhibit 2.02(a)-2	Service Level Standards

Exhibit 2.02(b)	Calculation of the Servicing Fee

Exhibit 2.02(d)	Servicer Reports

Exhibit 2.03(a)	Transferred Servicing Transition Plan

iii

SERVICING AGREEMENT

This Servicing Agreement (as amended from time to time, this “Agreement”), dated as of April 15, 2003, is between McRae’s Inc. (“Servicer”) and Household Corporation (“Primary Servicer”).

WHEREAS Saks Incorporated (the “Company”) and certain of its subsidiaries (together, “Sellers”) have entered into a Purchase and Sale Agreement with Household Bank (SB), N.A. (“Household Bank”) dated as of July 26, 2002 (as amended from time to time, the “Purchase and Sale Agreement”) pursuant to which Sellers will sell, and Household Bank will purchase, specified assets dedicated exclusively to Sellers’ consumer private label credit card business;

WHEREAS, the Company and certain of its subsidiaries (together, the “Saks Companies”) are entering into a Program Agreement (as amended from time to time, the “Program Agreement”) with Household Bank which shall govern the operation of such consumer private label credit card business and the rendering of marketing and other services by the parties thereto;

WHEREAS, pursuant to the Primary Servicing Agreement (as defined in the Program Agreement), Household Bank has delegated to Primary Servicer primary servicing responsibility for the Accounts and the Program and directed Primary Servicer to retain Servicer to provide certain servicing and administration activities relating to the Accounts and the Program pursuant to the terms and conditions set forth herein; and

WHEREAS, Primary Servicer wishes to retain Servicer to provide, and Servicer wishes to provide, certain servicing and administration activities relating to the Accounts and the Program, all pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Defined Terms. Wherever used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings given them in the Program Agreement.

“AAA”: As defined in Section 7.15(a) hereof.

“Account Receivables”: The Account Receivables, as defined in the Program Agreement.

“Adverse Action Age”: The age in days of the longest pending “Adverse Action” task at the end of a calendar month, as reported in the Monthly Compliance Report for such calendar month.

“Automated Consumer Dispute Verification Age”: The age in days of the longest pending “Automated Consumer Dispute Verification” task at the end of a calendar month, as reported in the Monthly Compliance Report for such calendar month.

“Claimant”: As defined in Section 7.15(b) hereof.

“Collection Failure”: With respect to any calendar month, the existence of at least two of the following conditions:

(i) The L3M Average Promise to Pay Ratio for such calendar month is less than the Minimum L3M Average Promise to Pay Ratio.

(ii) The L3M Average Promise to Pay Kept Ratio for such calendar month is less than the Minimum L3M Average Promise to Pay Kept Ratio.

(iii) The L3M Average Right Party Contact Ratio for such calendar month is less than the Minimum L3M Average Right Party Contact Ratio.

(iv) The L3M Average File Passes for such calendar month is less than the Minimum L3M Average File Passes.

“Compliance Failure”: With respect to any calendar month, any one of the following conditions:

(i) The Adverse Action Age for such calendar month is greater than the Maximum Adverse Action Age for such calendar month.

(ii) The Automated Consumer Dispute Verification Age for such calendar month is greater than the Maximum Automated Consumer Dispute Verification Age for such calendar month.

(iii) The Customer Requested Credit Balance Refund Age for such calendar month is greater than the Maximum Customer Requested Credit Balance Refund Age for such calendar month.

(iv) The Dispute Age for such calendar month is greater than the Maximum Dispute Age for such calendar month.

(v) The FCBA Inquiry Age for such calendar month is greater than the Maximum FCBA Inquiry Age for such calendar month.

(vi) The Manual Over System Parameter Credit Balance Refund Age for such calendar month is greater than the Maximum Manual Over System Parameter Credit Balance Refund Age for such calendar month.

“Confidential Information”: As defined in Section 7.01 hereof.

“Customer Requested Credit Balance Refund Age”: The age in days of the longest pending “Customer Requested Credit Balance Refund” task at the end of a calendar month, as reported in the Monthly Compliance Report for such calendar month.

“Customer Service Default”: The existence of a Customer Service Failure with respect to each of five consecutive calendar months.

“Customer Service Failure”: With respect to any calendar month, the existence of any three of the following conditions:

(i) The L3M Average Speed of Answer – Authorizations for such calendar month is less than the Minimum L3M Average Speed of Answer – Authorizations.

(ii) The L3M Average Speed of Answer – Customer Service for such calendar month is less than the Minimum L3M Average Speed of Answer – Customer Service.

(iii) The L3M Average Speed of Answer – New Accounts for such calendar month is less than the Minimum L3M Average Speed of Answer – New Accounts.

(iv) The L3M Service Level – Authorizations for such calendar month is less than the Minimum L3M Service Level – Authorizations.

(v) The L3M Service Level – Customer Service for such calendar month is less than the Minimum L3M Service Level – Customer Service.

(vi) The L3M Service Level—New Accounts for such calendar month is less than the Minimum L3M Service Level – New Accounts.

“Dispute Age”: The age in days of the longest pending “Dispute” task at the end of a calendar month, as reported in the Monthly Compliance Report for such calendar month.

“Escalation Policy”: The Escalation Policy set forth in the Underwriting and Credit Policy.

“FCBA Inquiry Age”: The age in days of the longest pending “FCBA Inquiry” task at the end of a calendar month, as reported in the Monthly Compliance Report for such calendar month.

“L3M Average File Passes”: With respect to any calendar month, the “L3M Average File Passes” reported in the Monthly Call Table Summary for such calendar month.

“L3M Average Promise to Pay Kept Ratio”: With respect to any calendar month, the “L3M Average Promise to Pay Kept Ratio” reported in the Monthly Call Table Summary for such calendar month.

“L3M Average Promise to Pay Ratio”: With respect to any calendar month, the “L3M Average Promise to Pay Ratio” reported in the Monthly Call Table Summary for such calendar month.

“L3M Average Right Party Contact Ratio”: With respect to any calendar month, the “L3M Average Right Party Contact Ratio” reported in the Monthly Call Table Summary for such calendar month.

“L3M Average Speed of Answer – Authorizations”: With respect to any calendar month, the “L3M Average Speed of Answer—Authorizations” reported for such calendar month in the Monthly Customer Service Report.

“L3M Average Speed of Answer – Customer Service”: With respect to any calendar month, the “L3M Average Speed of Answer – Customer Service” reported for such calendar month in the Monthly Customer Service Report.

“L3M Average Speed of Answer – New Accounts”: With respect to any calendar month, the “L3M Average Speed of Answer – New Accounts” reported for such calendar month in the Monthly Customer Service Report.

“L3M Service Level – Authorizations”: With respect to any calendar month, the “L3M Service Level – Authorizations” reported for such calendar month in the Monthly Customer Service Report.

“L3M Service Level – Customer Service”: With respect to any calendar month, the “L3M Service Level – Customer Service” reported for such calendar month in the Monthly Customer Service Report.

“L3M Service Level – New Accounts”: With respect to any calendar month, the “L3M Service Level – New Accounts” reported for such calendar month in the Monthly Customer Service Report.

“LTM Average Account Receivables”: With respect to any calendar month, the average over the twelve-calendar-month period ending with such calendar month (or such shorter period as may begin with the first full calendar month in the Term and end with such calendar month) of the aggregate outstanding balance of the Account Receivables on the last day of each such calendar month.

“LTM Non-standard Account Receivables”: With respect to any calendar month, the total amount of the Non-standard Account Receivables originated during the twelve-calendar-month period ending with such calendar month (or such shorter period as may begin with the first full calendar month in the Term and end with such calendar month).

“Manual Over System Parameter Credit Balance Refund Age”: The age in days of the longest pending “Manual Over System Parameter Credit Balance Refund” task at the end of a calendar month, as reported in the Monthly Compliance Report for such calendar month.

“Material Adverse Effect”: With respect to a Party, any change, circumstance, occurrence, event or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the ability of such Party to perform its obligations under this Agreement.

“Material Compliance Failure”: Any Compliance Failure that (i) jeopardizes Household Bank’s regulatory status or (ii) constitutes a material violation of applicable law, in each case as evidenced by an Opinion of Counsel delivered by Household Bank.

“Maximum Adverse Action Age”: 30 days, or such other level as may from time to time be set by the Operating Committee.

“Maximum Automated Consumer Dispute Verification Age”: 30 days, or such other level as may from time to time be set by the Operating Committee.

“Maximum Customer Requested Credit Balance Refund Age”: 7 days, or such other level as may from time to time be set by the Operating Committee.

“Maximum Dispute Age”: 60 days, or such other level as may from time to time be set by the Operating Committee.

“Maximum FCBA Inquiry Age”: 30 days, or such other level as may from time to time be set by the Operating Committee.

“Maximum Manual Over System Parameter Credit Balance Refund Age”: 30 days, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Average File Passes”: 1.5, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Average Promise to Pay Kept Ratio”: 68.5%, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Average Right Party Contact Ratio”: 4.8%, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Average Speed of Answer – Authorizations”: 35 seconds, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Average Speed of Answer – Customer Service”: 180 seconds, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Average Speed of Answer – New Accounts” 35 seconds, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Service Level – Authorizations”: 65%, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Service Level – Customer Service”: 65% or such other level as may be agreed between the Parties prior to the Closing Date, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Service Level – New Accounts”: 65%, or such other level as may from time to time be set by the Operating Committee.

“Minimum L3M Average Promise to Pay Ratio”: 4.0, or such other level as may from time to time be set by the Operating Committee.

“Monthly Call Table Summary”: For any calendar month during which Servicer is providing collection services or transitioning such services to Primary Servicer, the Monthly Call Table Summary for such calendar month generated by Servicer’s systems in substantially the same manner as such reports have been generated prior to the date hereof and reported to Primary Servicer in accordance with Section 2.02(d).

“Monthly Compliance Report”: For any calendar month during which Servicer is providing compliance services or transitioning such services to Primary Servicer, the Monthly Compliance Report for such calendar month generated by Servicer’s systems in substantially the same manner as such reports have been generated prior to the date hereof and reported to Primary Servicer in accordance with Section 2.02(d).

“Monthly Customer Service Report”: For any calendar month during which Servicer is providing customer service services or transitioning such services to Primary Servicer, the Monthly Customer Service Report for such calendar month generated by Servicer’s systems in substantially the same manner as such reports have been generated prior to the date hereof and reported to Primary Servicer in accordance with Section 2.02(d).

“Non-standard Account Receivable” shall mean any Account Receivable generated while Servicer is Servicer under this Agreement or any Replacement Servicing Agreement to the extent such Account Receivable

(i) is generated, or created in an Account generated, in material violation of the Underwriting and Credit Policy then in effect; or

(ii) results in an outstanding balance

(A) in excess of the Credit Limit on the applicable Account or

(B) in the case of an Account with a Credit Limit determined by Servicer in accordance with the Escalation Policy, which Credit Limit is not subsequently ratified by Household Bank or Primary Servicer, in excess of the Credit Limit specified by the Operating Committee or the Underwriting and Credit Policy then in effect (without regard to the Escalation Policy);

and, in either case, is not approved by Primary Servicer or Household Bank.

“Non-standard Account Receivable Ratio”: With respect to any calendar month, (i) the LTM Non-standard Account Receivables for such calendar month, divided by (ii) the LTM Average Account Receivables for such calendar month.

“Party”: When used in the singular, either Servicer or Primary Servicer or, when used in the plural, both Servicer and Primary Servicer.

“Partial Customer Service Failure”: The existence of one or two of the conditions listed in the definition of “Customer Service Failure”.

“Partial Collection Failure”: The existence of one of the conditions listed in the definition of “Collection Failure”.

“Replacement Primary Servicing Agreement”: As defined in Section 5.04(a) hereof.

“Replacement Servicing Agreement”: As defined in Section 5.04(a) hereof.

“Respondent”: As defined in Section 7.15(b) hereof.

“Servicer Termination Event”: As defined in Section 5.02(a) hereof.

“Services”: As defined in Section 2.02(a) hereof.

“Servicing Assets”: As defined in Section 2.05(b) hereof.

“Servicing Fee”: As defined in Section 2.02(b) hereof.

“Term”: The period from and including the date hereof to the termination of this Agreement pursuant to Article V.

“Third-Party Claim”: Any civil, criminal or administrative action, suit, hearing, investigation, inquiry, subpoena, claim, allegation or proceeding (including cross-claims and counterclaims), in each case, of or by a Person other than a Party to this Agreement or an Affiliate of any such Party.

“Transferred Servicing”: As defined in Section 2.03 hereof.

“Transition Period”: As defined in Section 2.03 hereof.

“Transition Team”: As defined in Section 2.03 hereof.

“Tribunal”: As defined in Section 7.15(a) hereof.

Section 1.02. Certain Interpretive Matters. As used herein, (i) the term “including” is meant to be inclusive and shall be deemed to mean “including without limitation,” (ii) the word “or” is disjunctive, but not necessarily exclusive and (iii) the term “knowledge” shall mean the actual (and not imputed) knowledge of the relevant Party.

Section 1.03. Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

Section 1.04. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document. Nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment, or restatement.

Section 1.05. Compliance with the Bank Secrecy Act. For the avoidance of doubt, the Bank Secrecy Act is among the Requirements of Law (as used in Section 2.02(a)(ii) hereof) and Servicer will, among other actions taken to satisfy its obligations under Section 2.02(a)(ii) hereof, take the steps specified in Exhibit 1.05 attached hereto.

ARTICLE II

SERVICING

Section 2.01. Appointment. Subject to the terms and conditions of this Agreement, Primary Servicer hereby appoints Servicer as the servicer of the Accounts and Account Receivables and Servicer hereby accepts such appointment.

Section 2.02. Services.

(a) During the Term, Servicer shall provide the services set forth in Exhibit 2.02(a)-1 (including delivery of the reports described in Section 2.02(d)) (collectively, the “Services”). In performing the Services, Servicer shall service and administer the Accounts and Account Receivables on behalf of Household Bank and Primary Servicer in accordance with the terms of this Agreement and the following standards: (i) in compliance with the applicable provisions of the Underwriting and Credit Policy and the Servicing and Collection Policy, (ii) in compliance in all material respects with applicable Requirements of Law, (iii) with no less care and diligence than that degree of care and diligence employed by Servicer in servicing the accounts of holders of the Saks Companies’ private label credit cards prior to the date hereof and (iv) in accordance with the service level standards set forth on Exhibit 2.02(a)-2. Notwithstanding anything to the contrary contained herein, Primary Servicer shall be solely responsible for monitoring legal developments applicable to the operation of the Credit Card Business, although Servicer shall promptly apprise Primary Servicer of any such legal developments of which it becomes aware.

(b) In consideration of the performance of the Services by Servicer hereunder, Primary Servicer shall pay to Servicer a monthly fee (the “Servicing Fee”) determined in accordance with Exhibit 2.02(b). Promptly following the end of each calendar month, Servicer shall deliver to Primary Servicer a statement showing the Servicing Fee for such calendar month. On or before the fifth Business Day following receipt of such statement, Primary Servicer shall pay the Servicing Fee shown in such statement by wire transfer to an account designated by Servicer.

(c) During the Term, each Party shall assign a servicing manager to liaise between the Parties in order to facilitate the provision of the Services to Primary Servicer pursuant to this Agreement. The servicing manager appointed by each Party must be reasonably acceptable to the other Party. If a Party desires to replace its current servicing manager, such Party shall notify the other Party as promptly as practicable thereof and in any event not later than the effective date of replacement.

(d) Servicer shall provide to Primary Servicer such reports relating to its servicing activities hereunder as are set forth in Exhibit 2.02(d) by the dates indicated therein. All reports shall be made available in a form and content and via a medium mutually agreed to by the Parties.

(e) Servicer shall maintain records relating to its provision of the Services in accordance with the record retention policies contained in the Underwriting and Credit Policy and the Servicing and Collection Policy. Records may be kept in either paper or electronic form. Servicer shall retrieve, reproduce and deliver to Primary Servicer any records reasonably requested from time to time by Primary Servicer for the purpose of providing customer assistance or resolving customer disputes, and Primary Servicer shall compensate Servicer on demand for the reasonable costs and expenses associated with such retrieval, reproduction and delivery.

(f) Primary Servicer shall train personnel of Servicer on Primary Servicer’s systems and processes that are related to or that interface with, but that are not components of, the Services to the extent necessary for Servicer to perform the Services. Servicer shall train personnel of Primary Servicer on Servicer’s systems and processes that are related to the Services being provided under this Agreement.

(g) Primary Servicer shall cooperate, and shall ensure that each of its Affiliates shall cooperate, with Servicer in all matters relating to Servicer’s performance of the Services at Servicer’s reasonable request. Such cooperation shall be provided at the expense of Primary Servicer and shall include providing Servicer with reasonable access to the personnel, records, systems, technology and information of Primary Servicer and Household Bank relating to the Accounts. Servicer shall obtain all licenses and authorizations necessary to perform the Services hereunder.

Section 2.03. Transition.

(a) The Parties acknowledge that there shall be a transition period (the “Transition Period”) during which the performance of servicing tasks previously undertaken by Servicer that do not constitute Services and that are to be performed by Household Bank, directly or through an Affiliate, pursuant to Section 3.09 of the Program Agreement (the “Transferred Servicing”) shall be transitioned to Primary Servicer. The Parties shall establish a joint transition team (the “Transition Team”) to coordinate the transition of the Transferred Servicing. The Transition Team shall coordinate the transition schedule and tasks, including preparation of implementation plans and specifications, all as set forth in Exhibit 2.03(a). The Parties shall use all commercially reasonable efforts to conclude the Transition Period within 120 days after the Closing Date.

(b) During the Transition Period, Servicer shall continue to provide the services that will constitute Transferred Servicing and Primary Servicer shall reimburse Servicer within ten days of Primary Servicer’s receipt of an invoice for the costs associated with providing such services.

(c) During the Transition Period, Primary Servicer shall create and manage the necessary integration of, and interface between, the respective information technology systems of Household Bank, Primary Servicer and Servicer and shall maintain such interface and integration throughout the Term.

Section 2.04. Use of Subservicers. Servicer shall have the right to perform any portion of the Services through one or more subservicers provided (i) that any subservicer that is not an Affiliate of Servicer shall be approved by the Operating Committee and (ii) that Servicer shall remain fully responsible to Primary Servicer for the portion of the Services performed by any such subservicer(s). Any subservicing agreement shall be consistent with the terms of this Agreement.

Section 2.05. Facilities and Systems.

(a) On the date of this Agreement, Servicer maintains its servicing facilities in Jackson, Mississippi and Elmhurst, Illinois. Except as otherwise expressly specified in this Agreement, Servicer shall have the right, from time to time and at its sole discretion (i) to consolidate or transfer the performance of any or all of the Services performed on the date hereof by its Elmhurst, Illinois servicing facility into or to its Jackson, Mississippi servicing facility and (ii) to relocate to the Jackson, Mississippi servicing facility the personnel, equipment and other resources used in providing such Services. Servicer shall not open a servicing facility at any other location for the purpose of providing the Services without the prior written consent of Primary Servicer, which consent shall not be unreasonably withheld.

(b) Servicer shall provide and maintain in good working order such computer and communications systems and other equipment as it shall deem necessary or appropriate for its provision of the Services in accordance with the servicing standard stated in Section 2.02(a) (such computer and communications systems and other equipment, together with the servicing facilities identified in Section 2.05(a), the “Servicing Assets”).

(c) Not more than 10 Business Days after the end of each of Servicer’s fiscal quarters, Servicer shall provide Primary Servicer with a certificate, signed by the Chief Financial Officer or Treasurer of Servicer and dated as of the end of such fiscal quarter, regarding performance by Servicer and its Affiliates of obligations secured by material Liens on any Servicing Assets. Servicer will, at Primary Servicer’s option, reasonably cooperate with Primary Servicer in Primary Servicer’s efforts to reach an agreement with any secured party whereby, upon a default by Servicer or its Affiliate with respect to the relevant secured obligation, Primary Servicer or its Affiliate is able to replace such secured party as the recipient of the defaulted obligation and the holder of the applicable Lien. Servicer shall deliver to Primary Servicer on the date hereof a schedule of all material Liens then encumbering the Servicing Assets.

Section 2.06. Access to Systems and Premises.

(a) Subject to reasonable security and confidentiality procedures, and upon reasonable prior notice (not to be less than 72 hours), Servicer shall provide Primary Servicer with: (i) reasonable access during normal business hours to the operating facilities of Servicer, (ii) reasonable access to employees of Servicer providing Services and (iii) reasonable access to Servicer’s data, applicable software, software source code, records, files and books and records relating to the Accounts and Account Receivables; provided however, that such access shall not unreasonably interfere with Servicer’s operations.

(b) Subject to reasonable security and confidentiality procedures, and upon reasonable prior notice (not to be less than 72 hours), Servicer shall

(i) cause its personnel to provide Primary Servicer assistance in its investigation of such matters as Primary Servicer may reasonably request; provided, however, that such investigation shall be conducted in a manner which does not unreasonably interfere with Servicer’s normal operations;

(ii) provide Primary Servicer with reasonable access to, screen prints of or data files for the parameters of various operating systems used to manage the Accounts; and

(iii) provide Primary Servicer with access to the Account processing systems for the purpose of viewing account data and systems (including settlement systems) parameters to aid in auditing.

Section 2.07. Disaster Recovery.

(a) Servicer shall maintain a disaster recovery plan and have in place backup systems, equipment, facilities and trained personnel to implement such disaster recovery plan so as to reasonably provide for servicing the Accounts and Accounts Receivable continuously throughout a disaster.

(b) Primary Servicer shall, in the event (i) a severe system problem or disaster occurs and (ii) Servicer fails to take reasonable steps to respond to such severe system problem or disaster, have reasonable access to Servicer’s systems, technical personnel and disaster recovery resources, so as to assure the continuity of business and systems required to service the Accounts.

Section 2.08. Termination of Escalation Policy Authority . If, with respect to any calendar month, the Non-standard Account Receivable Ratio exceeds 5%, Primary Servicer shall have the option to terminate the Servicer’s Escalation Policy authority by delivering to Servicer a notice to that effect not more than 30 days after the end of such calendar month.

Section 2.09. Collection Failures.

(a) If a Collection Failure occurs with respect to any calendar month, Primary Servicer may withhold payment of 20% of the Servicing Fee for such calendar month and for each following calendar month either until a Collection Failure no longer exists or Primary Servicer exercises its option under Section 2.09(b). No later than the tenth Business Day after receipt of a Monthly Call Table Summary showing a Collection Failure not to exist, Primary Servicer shall, unless it is unable to verify the information provided in such Monthly Call Table Summary, pay Servicer the amounts withheld pursuant to this Section 2.09(a).

(b) If a Collection Failure occurs with respect to any three consecutive calendar months, Primary Servicer may, at any time prior to the receipt of a Monthly Call Table Summary showing a Collection Failure not to exist, deliver a notice to Servicer terminating the Servicer’s responsibilities with respect to the services listed under “Collections” in Schedule 2.01(a)-1. Following the delivery of any such notice,

(i) Primary Servicer may retain any amounts withheld pursuant to Section 2.09(a);

(ii) The Monthly Servicing Fee payable in respect of each subsequent calendar month shall be reduced by an amount equal to

(A) $1.14 multiplied by the number of Accounts that are from 1 to 29 days contractually delinquent at the end of such calendar month, plus

(B) $1.88 multiplied by the number of Accounts that are from 30 to 59 days contractually delinquent at the end of such calendar month.

(iii) Servicer shall use its reasonable best efforts to cooperate with Primary Servicer in a prompt transfer of the services listed under “Collections” in Schedule 2.01(a)-1 to Primary Servicer (or to an Affiliate of Primary Servicer), including by making any necessary systems changes, and in the maintenance of continuity of such services during such transition.

Section 2.10. Customer Service Failures. If a Customer Service Failure occurs with respect to any three consecutive calendar months, the Monthly Servicing Fee for each subsequent calendar month shall be reduced by an amount equal to $100,000 until the first subsequent calendar month in which a Customer Service Failure does not exist, at which time the Servicing Fee shall return to its former level.

Section 2.11. Compliance Failure.

(a) If a specific Compliance Failure occurs with respect to any two consecutive calendar months, Servicer shall provide weekly reports to the Operating Committee regarding its progress in remedying the underlying cause of such Compliance Failure until such time as such Compliance Failure no longer exists.

(b) If a specific Compliance Failure occurs with respect to any two consecutive calendar months (or three consecutive calendar months with respect to Compliance Failure based on Automated Consumer Dispute Verification Age), Primary Servicer may, at any time prior to the receipt of a Monthly Compliance Report showing such Compliance Failure not to exist, deliver a notice to Servicer terminating Servicer’s responsibilities with respect to the services resulting in such Compliance Failure. Following the delivery of any such notice,

(i) Servicer shall use its reasonable best efforts to cooperate with Primary Servicer in a prompt transfer of such services to Primary Servicer (or to an Affiliate of Primary Servicer), including by making any necessary systems changes, and in the maintenance of continuity of such services during such transition;

(ii) Servicer shall provide Primary Servicer any additional reports regarding the services being transferred and such Compliance Failure as may be reasonably requested by Primary Servicer; and

(iii) The Servicing Fee Rate shall be reduced by an amount equal to (A) the total expense during the preceding twelve calendar months to Servicer (and its Affiliates, if applicable) of providing the services being transferred, divided by (B) the Active Account Total.

(c) If a Material Compliance Failure shall occur and continue for ten Business Days after Servicer receives notice of such breach from Primary Servicer, then Primary Servicer may deliver a notice to Servicer terminating the Servicer’s obligations with respect to the services resulting in such Material Compliance Failure. Following delivery of any such notice, Servicer shall use its reasonable best efforts to cooperate with Primary Servicer in a prompt transfer of such services to Primary Servicer (or to an Affiliate of Primary Servicer), including by making any necessary systems changes, and in the maintenance of continuity of such services during such transition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of Servicer. Servicer represents and warrants to Primary Servicer as follows:

(a) Organization. Servicer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Servicer is duly licensed or qualified to do business and is in good standing in all jurisdictions necessary to perform its obligations required hereunder, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) Authorization of Transaction; Validity. Servicer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate and stockholder action and has been duly executed and delivered by it and is its valid and binding obligation, enforceable against it in accordance with its terms.

(c) Noncontravention; Consents. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a breach of or violate the charter or bylaws or equivalent governing instruments of Servicer, (ii) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency or court to which Servicer or its assets is subject, or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument or other arrangement to which Servicer is a party or by which it is bound or to which any of its assets is subject, except for violations, conflicts, breaches, defaults, accelerations, terminations, modifications or cancellations, that would not result in a Material Adverse Effect. Servicer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority, creditor or other third party in order for the Parties to consummate the transactions contemplated by this Agreement, except as set forth on Schedule 4.1(d) to the Purchase and Sale Agreement.

(d) Litigation. There are no actions, suits, claims, hearings, investigations or proceedings pending or, to Servicer’s knowledge, threatened against it that if decided against it would have a Material Adverse Effect.

(e) Solvency. Servicer is Solvent.

Section 3.02. Representations and Warranties of Primary Servicer . Primary Servicer represents and warrants to Servicer as follows:

(a) Organization. Primary Servicer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Primary Servicer is duly licensed or qualified to do business and is in good standing in all jurisdictions necessary to perform its obligations required hereunder, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) Authorization of Transaction. Primary Servicer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action and has been duly executed and delivered by it and is its valid and binding obligation, enforceable against it in accordance with its terms.

(c) Noncontravention; Consents. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a breach or violate the charter or bylaws or equivalent governing instruments of Primary Servicer, (ii) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency or court to which Primary Servicer or any of its assets is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which Primary Servicer is a party or by which it is bound or to which any of its assets is subject, except for such violations, conflicts, breaches, defaults, accelerations, terminations or modifications that would not result in a Material Adverse Effect. Primary

Servicer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority, creditor or other third party in order for the Parties to consummate the transactions contemplated by this Agreement, except as set forth on Schedule 4.2(c) to the Purchase and Sale Agreement.

(d) Litigation. There are no actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Primary Servicer, threatened against any of it that if decided against it would have a Material Adverse Effect.

(e) Solvency. Primary Servicer is Solvent.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.01. Further Assurances. From time to time after the execution of this Agreement, as and when requested by either Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 4.02. Modifications. Except as permitted by this Agreement, the Program Agreement, the Underwriting and Credit Policy or the Servicing and Collection Policy, Servicer shall not enter into any agreement or arrangement reducing amounts payable by Cardholders.

Section 4.03. Correction of Errors. Servicer shall correct or cause to be corrected as promptly as practicable any data processing or billing errors of which it receives knowledge that occur in the performance of the Services.

Section 4.04. Changes in Law. Primary Servicer shall notify Servicer from time to time, in a timely manner, of the expiration, revocation or amendment of, or other material developments relating to, any Requirements of Law affecting the provision by Servicer of the Services. If such changes in law materially increase Servicer’s cost of providing the Services, Primary Servicer shall reimburse Servicer on demand on a monthly basis for such increased costs.

Section 4.05. Cooperation. Each Party covenants that it shall use commercially reasonable efforts to cooperate with the other Party in the servicing of the accounts.

ARTICLE V

TERM AND TERMINATION

Section 5.01. Term of Agreement. Unless terminated earlier pursuant to this Article V, this Agreement shall remain in effect for as long as the Program Agreement is in effect and the Saks Companies are parties thereto.

Section 5.02. Servicer Termination Events.

(a) The occurrence of any one of the following events for any reason shall constitute a “Servicer Termination Event”:

(i) Servicer fails to pay any amount owing hereunder to Primary Servicer when due (except to the extent that Servicer is disputing the amount in good faith) and such failure to pay shall remain unremedied for a period of 30 days after delivery of written demand therefor to Servicer.

(ii) Servicer fails to provide the Services in accordance in all material respects with the servicing standard stated in Section 2.02(a) and such failure shall continue for a period of 30 days after delivery of a written notice of such failure to Servicer, other than any such failure that (A) constitutes a Collection Failure, Partial Compliance Failure, Compliance Failure, Customer Service Failure or Partial Customer Service Failure, (B) consists in the approval of a Non-standard Account Receivable, the approval of any Account the Account Receivables on which would constitute Non-standard Account Receivables or the approval of any Credit Limit which would allow a Cardholder to create Non-standard Account Receivables or (C) is caused by the failure of either Primary Servicer or Household Bank to perform its obligations under any Transaction Document or the Primary Servicing Agreement.

(iii) Any representation or warranty made or deemed made by Servicer in this Agreement shall prove to be untrue as of the date made or deemed made and such inaccuracy, if susceptible of cure, shall not have been cured within 30 days following delivery of written notice thereof to Servicer.

(iv) Any material default by Servicer shall occur in the performance of any of the covenants of Servicer contained herein (other than defaults covered in clauses (i) or (ii) above) and such default shall not have been cured within 45 days following delivery of written notice thereof to Servicer, other than any such default that (A) constitutes a Collection Failure, Partial Compliance Failure, Compliance Failure, Customer Service Failure or Partial Customer Service Failure, (B) consists in the approval of a Non-standard Account Receivable, the approval of any Account the Account Receivables on which would constitute Non-standard Account Receivables or the approval of any Credit Limit which would allow a Cardholder to create Non-standard Account Receivables or (C) is caused by the failure of either Primary Servicer or Household Bank to perform its obligations under any Transaction Document or the Primary Servicing Agreement

(v) Servicer shall enter liquidation pursuant to Chapter 7 of the Bankruptcy Code or otherwise.

(vi) A Customer Service Default shall occur.

(b) If a Servicer Termination Event shall have occurred pursuant to Section 5.02(a)(i), (ii), (iii), (iv) or (v) and be continuing, Primary Servicer shall have, in addition to all other remedies at law or equity, (i) the right to assume the provision of the Services and (ii) the right, in its sole discretion, to terminate this Agreement by delivering written notice to Servicer setting forth the basis for termination and specifying the effective date of termination. No such termination shall be effective until either assumption by Primary Servicer of the provision of the Services or the appointment by Primary Servicer of a successor servicer reasonably satisfactory to the Company pursuant to a servicing agreement reasonably satisfactory to the Company. Following the delivery by Primary Servicer of such written notice of termination, Primary Servicer shall have reasonable access to Servicer’s operations and systems to ensure continuity of business and systems required to service the Accounts until such time as Primary Servicer assumes the provision of the Services or appoints a successor servicer reasonably satisfactory to Servicer.

(c) If this Agreement terminates for any reason, the Parties shall cooperate to ensure an orderly transfer of servicing as contemplated in the Program Agreement (if applicable) or as provided in subsection (d) below.

(d) If such termination is due to a Servicer Termination Event, Servicer shall take all commercially reasonable steps necessary to effectuate a transfer of the Services to a successor servicer. To the extent that compliance with this Section 5.02(d) shall require Servicer to disclose to a successor servicer any Confidential Information (as defined in this Agreement or the Program Agreement), the successor servicer shall be required to enter into a confidentiality agreement satisfactory in form and substance to Servicer. Primary Servicer agrees that so long as the Program is in effect it shall perform, or require any successor servicer to perform, the Services in accordance with the Underwriting and Credit Policy and the Servicing and Collection Policy as in effect from time to time.

(e) The Parties acknowledge that Servicer is not, by virtue of this Agreement, responsible for any obligations of Household Bank or any of its Affiliates under the Securitization Contracts or any other securitization arrangements and that Household Bank and its Affiliates shall remain solely responsible therefor.

Section 5.03. Setoff. Upon the occurrence of a Servicer Termination Event specified in Section 5.02(a)(i), Primary Servicer shall be permitted to set off any past due amounts owing to it under this Agreement against any reserve established under Section 5.02 of the Program Agreement and against any amounts due from Primary Servicer to Servicer under this Agreement or any other Transaction Document.

Section 5.04. Termination of the Primary Servicing Agreement.

(a) Prior to any termination of this Servicing Agreement under Section 5.01 or Section 5.02 hereof, Primary Servicer shall not resign as such or otherwise terminate (or consent to the termination of) the Primary Servicing Agreement unless:

(i) Household Bank has assumed the role of primary servicer and entered into a Replacement Servicing Agreement; or

(ii) (A) Household Bank has entered into Replacement Primary Servicing Agreement with an Affiliate of Household Bank reasonably acceptable to Servicer, (B) such Replacement Primary Servicer has entered into a Replacement Servicing

Agreement, and (C)HFC has provided to Servicer a guarantee of such Replacement Primary Servicer’s obligations under the Replacement Servicing Agreement.

(b) Upon resignation of Household Corporation as Primary Servicer or any termination of the Primary Servicing Agreement, this Servicing Agreement shall concurrently terminate.

(c) Upon a termination of this Servicing Agreement in accordance with Section 5.04(b):

(i) Primary Servicer shall promptly pay Servicer any accrued and unpaid Servicing Fee;

(ii) Servicer shall have reasonable access to Primary Servicer’s operations and systems to ensure continuity of business and systems required to service the Accounts;

(iii) Primary Servicer shall take all commercially reasonable steps necessary to effectuate a transfer of the servicing functions that were being performed by it to Household Bank or the Replacement Primary Servicer, as applicable.

Section 5.05. Survival. The provisions of Section 2.02(b), Section 5.02(c), Section 5.02(d), Section 5.03, Section 5.04(c), Section 5.05, Section 7.01, Section 7.11, Section 7.15 and Article VI shall survive any termination of this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Indemnification.

(a) Indemnification by Servicer. Servicer agrees to indemnify and hold harmless Primary Servicer, its Affiliates and their respective officers, directors, employees and agents from and against and in respect of any Damages which shall result from, arise out of or relate to any of the following:

(i) the breach of any of Servicer’s representations or warranties made in this Agreement;

(ii) the failure by Servicer timely to perform any of its covenants or agreements contained in this Agreement, except to the extent such failure to perform is (A) caused by the failure of either Primary Servicer or Household Bank to perform its obligations under any Transaction Document or the Primary Servicing Agreement or (B) subject to the provisions of Section 2.08 hereof or Section 4.04 of the Program Agreement;

(iii) any fines or penalties imposed by any Governmental Authority on the basis of any Compliance Failure, or

(iv) any lawsuit, legal proceeding, arbitration proceeding, claim, dispute, complaint or setoff by a Cardholder with respect to anything actually or allegedly done or not done by Servicer in connection with the Services, excluding anything actually or allegedly done or not done by Servicer that (A) is required or expressly permitted under the Underwriting and Credit Policy, the Servicing and Collection Policy or any Transaction Document or (B) is done at the express direction of Household Bank or Primary Servicer.

(b) Indemnification by Primary Servicer. Primary Servicer agrees to indemnify and hold harmless Servicer, its Affiliates, and their respective officers, directors, employees and agents from and against and in respect of any Damages which shall result from, arise out of or relate to any of the following:

(i) the breach of any representations or warranties of Primary Servicer made in this Agreement;

(ii) the failure by Primary Servicer timely to perform any of its covenants or agreements contained in this Agreement, except to the extent such failure to perform is caused by the failure of Servicer to comply with its obligations hereunder;

(iii) any lawsuit, legal proceeding, arbitration proceeding, claim, dispute, complaint or setoff by a Cardholder with respect to anything actually or allegedly done or not done by Household Bank or Primary Servicer, excluding anything actually or allegedly done or not done by Household Bank or Primary Servicer that is (A) required or expressly permitted under the Underwriting and Credit Policy, the Servicing and Collection Policy or any Transaction Document or (B) done at the express direction of Servicer.

Section 6.02. Procedure for Indemnification.

(a) Within ten Business Days after discovery or notice of a breach or receipt by a Party of a Third-Party Claim, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying Party under this article, deliver a claim notice to the indemnifying Party; but the failure to so notify the indemnifying Party shall not relieve the indemnifying Party of its indemnification obligations except to the extent that such failure materially prejudiced the ability of the indemnifying Party to defend the action or claim. If any Third-Party Claim is made against the indemnified party and the indemnified party notifies the indemnifying Party of the commencement thereof, the indemnifying Party shall be entitled to participate therein and may elect to assume the defense thereof, with counsel reasonably satisfactory to the indemnified Party. The indemnified party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at its own expense; provided such separate counsel may be retained at the expense of the indemnifying Party (i) if the retention of such counsel has been specifically authorized by the indemnifying Party, (ii) if in the reasonable opinion of the indemnified party its interests may differ from those of the indemnifying Party, (iii) if the indemnifying Party fails to take reasonable steps to diligently defend such claim or (iv) if the indemnifying Party has not undertaken to fully indemnify the indemnified party in respect of all Damages relating to the matter.

(b) Subject to the indemnifying Party’s right to defend in good faith Third-Party Claims as provided in this Section, the indemnifying Party shall satisfy its obligations under this article within 20 Business Days after receipt of a claim notice therefor.

(c) The indemnifying Party shall not settle or compromise any Third-Party Claim unless (i) the indemnified party consents (which consent shall not be unreasonably withheld if such settlement or compromise includes no admission or concession of wrongdoing by the indemnified Party) or (ii) the indemnified party is given a full and complete release of any and all liability by all relevant parties relating to such Third-Party Claim.

(d) In the event that the indemnifying Party reimburses the indemnified party for any Third-Party Claim, the indemnified party shall remit to the indemnifying Party any reimbursement, net of any and all costs and expenses of collecting such reimbursement, that the indemnified party subsequently actually receives from any other Person for such Third-Party Claim.

Section 6.03. Limits on Indemnification. Notwithstanding anything to the contrary set forth in this article, neither Party shall have any obligation to indemnify the other Party in respect of any breach of a representation or warranty under Section 6.01(a)(i) or Section 6.01(b)(i) unless and until $25,000 in Damages have been incurred in the aggregate by the indemnified party in respect of breaches of representations and warranties under Section 6.01(a)(i) or Section 6.01(b)(i), as applicable. After the indemnified party incurs $25,000 in aggregate Damages in respect of breaches of representations and warranties under Section 6.01(a)(i) or Section 6.01(b)(i), as applicable, the indemnifying Party shall indemnify the indemnified party in accordance with this article to the extent of the full amount of such Damages.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Confidentiality.

(a) Except as specifically set forth herein, a Party shall not disclose, and shall cause its Affiliates not to disclose, any confidential or proprietary information (the “Confidential Information”) of the other Party with respect to this Agreement that may be in the possession of that Party or such Affiliate to any Person who is not a director, officer, employee or agent (including attorneys and accountants) of such Party with a need to know the Confidential Information except (i) with the prior written consent of such other Party or (ii) pursuant to a subpoena, summons order or other judicial or governmental process issued by a court or regulatory or legislative body of competent jurisdiction, or in connection with any regulatory report, audit, inquiry or other request for information from such a body or as required by law.

(b) In the event that either Party receives a request of the type described in clause (ii) of Section 7.01(a) to disclose any Confidential Information, such Party shall (i) notify the other Party thereof promptly after receipt of such request, (ii) consult with the other Party on the advisability of taking steps to resist or vary such request, and (iii) if disclosure is required or deemed advisable, cooperate with the other Party in any attempt that it may make to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. Any expenses incurred hereunder shall be the responsibility of the Party seeking such an order.

(c) Information shall not be deemed Confidential Information if (i) it is already in the possession of a Party and is not otherwise subject to an agreement as to confidentiality or (ii) it becomes generally available in the public domain other than as a result of an unauthorized disclosure by the other Party or its directors, officers, employees or agents in violation of this Section.

(d) In the event of termination of this Agreement, each Party shall, upon the other Party’s written request, promptly deliver to such Party all Confidential Information and, at the other Party’s election, return or destroy all copies, reproductions, summaries, analyses, notes or extracts thereof or based thereon in its possession or in the possession of any of its agents or representatives.

Section 7.02. No Waiver; Remedies; Amendment.

(a) Failure or delay on the part of either Party to exercise any right provided for herein shall not act as a waiver thereof, nor shall any single or partial exercise of any right by either Party preclude any other or further exercise thereof.

(b) Remedies provided in this Agreement shall be the exclusive remedies of the Parties for breaches of, or claims relating to, this Agreement.

(c) In no event shall a term or provision of this Agreement be deemed to have been waived, modified or amended, unless a waiver, modification or amendment is in writing and signed by the Parties hereto.

Section 7.03. Independent Contractor. In the performance of its duties or obligations under this Agreement, Servicer shall not be deemed to be the agent of either Household Bank or Primary Servicer and neither Household Bank nor Primary Servicer shall be deemed to be the agent of Servicer and each Party shall at all times take whatever measures as are necessary to ensure that its status shall be that of an independent contractor.

Section 7.04. No Joint Venture. Nothing in this Agreement or any Transaction Document shall be deemed to create a partnership or joint venture between Servicer and Primary Servicer. Except as expressly set forth herein, no Party shall have any authority hereunder to bind or commit the other Party.

Section 7.05. Payment Terms. All payments to be made by either Party pursuant to this Agreement shall be made by wire transfer in lawful money of the United States, immediately available funds, to such account as the receiving Party shall specify prior to noon, New York time, two Business Days prior to the date payment is required. Any payment required to be made on a day that is not a Business Day shall be made on the next succeeding Business Day.

Section 7.06. Entire Agreement. Each Party acknowledges that no representations, agreements, or promises were made to it by the other Party other than those representations, agreements or promises specifically contained in this Agreement and in the Transaction Documents and in a separate confidentiality letter signed by Household Bank dated March 21, 2002. This Agreement and the other Transaction Documents and such confidentiality letter set forth the entire understanding between the Parties hereto with respect to the subject matter hereof and thereof.

Section 7.07. Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or receipt thereof, as the case may be, sent by registered or certified mail, return receipt requested, via overnight delivery service, postage prepaid, or by facsimile transmission (receipt confirmed) to:

(a)	In the case of Servicer:

McRae’s Inc.

750 Lakeshore Parkway

Birmingham, Alabama 35211

Attn: Legal Department

With a copy to:

Saks Incorporated

12 East 49th Street

New York, New York 10017

Attn: General Counsel

(a)	In the case of Primary Servicer:

Household Corporation

2700 Sanders Road

Prospect Heights, Illinois 60070

Attn: General Counsel, Retail Services Division

With a copy to:

Household Retail Services

2700 Sanders Road

Prospect Heights, Illinois 60070

Attn: General Counsel, Retail Services Division

Section 7.08. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York.

Section 7.09. Severability. To the fullest extent permitted by law, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction.

Section 7.10. Headings. The headings and recitals contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.11. Costs and Expenses. Except as expressly provided otherwise in this Agreement, the Underwriting and Credit Policy, the Servicing and Collection Policy or any other Transaction Document, each Party shall bear all costs and expenses incurred by such Party in connection with its performance of its duties hereunder (including, in the case of Servicer, all costs and expenses incurred by it in connection with its performance of the Services) or otherwise.

Section 7.12. Drafting. Each Party acknowledges that its legal counsel participated in the drafting of this Agreement. The Parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor one Party over the other.

Section 7.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be original, and all such counterparts shall constitute one and the same instrument.

Section 7.14. Assignment; Successors. This Agreement shall not be assigned by either Party without the prior written consent of the other, except that (a) Servicer shall have the right to assign its rights and obligations hereunder (i) to any Affiliate of Servicer or (ii) to any Person, or Affiliate of any Person, that assumes the Saks Companies’ rights and obligations under the Program Agreement pursuant to Section 9.06 or Section 12.14(a) thereof and (b) Primary Servicer shall have the right, subject to Section 5.04(a), to assign its rights and obligations hereunder to Household Bank or any Affiliate that assumes Household Bank’s rights and obligations under the Program Agreement pursuant to Section 12.14(a) or (b) thereof. This Agreement is intended for the exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and shall not create any rights in or be enforceable by any other Person whomsoever, other than any Person entitled to indemnification from Servicer on the one hand or Household Bank on the other hand, pursuant to Article VI hereof, respectively, it being the intention of the parties that no other Person shall be deemed to be a third party beneficiary of this Agreement. This Agreement shall be binding on, and enforceable against, the successors and permitted assigns of the Parties.

Section 7.15. Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or any breach thereof, shall be resolved by arbitration under and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), as amended and in effect on the date that a demand for arbitration is filed with the AAA. In addition to the authority conferred upon the arbitral tribunal (the “Tribunal”) pursuant to this Section, the

Tribunal shall also have the authority to grant provisional remedies, including injunctive relief, and to award specific performance.

(b) The Tribunal shall consist of three arbitrators. One arbitrator shall be nominated by the Party initiating the arbitration (the “Claimant”) in the Claimant’s request for arbitration. The second arbitrator shall be nominated by the responding Party (the “Respondent”) within ten days after delivery of the request for arbitration. In the event a Party fails to appoint an arbitrator or deliver notice of such appointment to the other within ten days of the delivery of a request for arbitration, upon request of the other Party, such arbitrator shall instead be appointed by the AAA from its large, complex commercial case panel within 10 Business Days of receiving such request. The two arbitrators nominated by the Parties shall select the third arbitrator, who shall serve as chair of the Tribunal, within ten days after their appointment and shall notify the Parties of such appointment. If the first two appointed arbitrators fail to appoint a third arbitrator or deliver notification of such appointment to the Parties within this time period, then, upon request of either Party, the third arbitrator shall be appointed by the AAA from its large, complex commercial case panel within 10 Business Days of receiving such request.

(c) The place of the arbitration shall be New York, New York. Any award of the Tribunal shall be in writing and final and binding upon the Parties thereto, their successors and assigns without further appeal, recourse or review. Any such award may, if necessary, be enforced by any court of competent jurisdiction. The expenses of arbitration, including reasonable attorneys’ fees, costs and expenses, shall be borne by the Party against whom the decision is rendered, or apportioned in accordance with the decision of the Tribunal in the event of a compromise decision.

(d) By agreeing to arbitration as set forth in this Section, the Parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a Party to a court shall not be deemed a waiver of the agreement to arbitrate set forth in this Section.

Section 7.16. OCC Examination. Pursuant to 12 U.S.C. § 1867(c), Servicer’s performance of services under this Agreement will be subject to examination by the OCC (as defined in the Purchase and Sale Agreement).

Section 7.17. Confidentiality of Examination Materials. For the avoidance of doubt, the Parties hereby acknowledge that, under applicable regulations promulgated by the Comptroller of the Currency (which regulations are included among the applicable Requirements of Law (as used in Section 2.02(a)(ii) hereof), no Party may, or will be obligated to, disclose any “non-public OCC information” (as defined in 12 C.F.R. Part 4), except as permitted by 12 C.F.R. Part 4.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

MCRAE’S, INC.

By:	/S/ CHARLES J. HANSEN

Name: Charles Hansen Title: Senior Vice President

HOUSEHOLD CORPORATION

By:	/S/ JOSEPH W. HOFF

Name: Joseph W. Hoff Title: Executive Vice President